EXHIBIT 99.5 Press Release dated August 6, 1998

                                  PRESS RELEASE
                                  -------------

July 30, 1998
Costa Mesa, CA

Three D Departments, Inc. reported today that it has filed a Petition for Reorganization under Chapter 11 of the U.S. Bankruptcy Code. During its current fiscal year, which ends on August 1,1998, the Company achieved approximately $38,000,000 in sales in its stores located in Connecticut, Arizona, and Southern California. The Company employs over 300 people in its 21 home textile and accessory specialty stores and its corporate offices.

Commenting on the filing, President and CEO, Donald L. Abrams stated:

         "The Company experienced a tightening of credit beginning in February, 1998, which resulted in falling inventories, sales, and earnings in the recent spring and summer months. The filing is necessary at this time to permit the Company to reorganize its finances and business plans, while maintaining the assets of the estate. We have entered into an agreement with Foothill Capital Corporation, which is subject to the approval of the Bankruptcy Court, to obtain a $10,000,000 line of credit. This financing will permit the Company to bring fresh new merchandise into the stores for the upcoming fall and holiday season and enable it to meet its financial obligations on a timely basis.

In recent months, the Company has concentrated its efforts on its core bed, bath, and home accessory categories and those unique special merchandise categories for which we have become known. In addition, we have reduced our corporate overhead to a level which can sustain our growth, while improving profitability. We will of course continue to offer our customers the best service in the industry and we intend to emerge from Chapter 11 in 1999 as a healthy and profitable Company."